Exhibit 99.2

AGREEMENT DATED March 8, 2016

Spear Point Capital Management LLC

400 Poydras Street, Suite 2100

New Orleans, LA 70130

March 8, 2016

Ladies and Gentlemen:

In connection with the proposed changes in the board of directors of TheStreet, Inc. (the “Company”), each of the undersigned (each an “Interested Party” and collectively, the “Interested Parties”) agrees as follows:

1.                                      Company Securities.

(a)                                 As of the date hereof, each Interested Party represents that the Affiliated Current Shareholders set forth on such Interested Party’s signature page hereto or such Interested Party beneficially owns and has the right to vote the securities of the Company set forth opposite such Interested Party’s name on its signature page hereto (the “Current Shareholder Securities”).  The Current Shareholder Securities listed on an Interested Party’s signature page shall include all securities of the Company, including Common Stock, any preferred stock, warrants, options, and any other instruments convertible into or exercisable or exchangeable for any Common Stock, preferred stock or other equity securities of the Company.

(b)                                 Each Interested Party agrees, for itself or on behalf of any of its Affiliated Current Shareholders, not to sell, assign, transfer, take a hedge position or otherwise dispose of (any such transaction being herein collectively called a “Transfer”), or to advise any of its Affiliated Current Shareholders to Transfer, during the term of this letter agreement, all or any of the Current Shareholder Securities beneficially owned by such Interested Party or Affiliated Current Shareholder, as applicable, unless, as a condition to any such Transfer, the transferee agrees to be bound by the terms and provisions of this letter agreement, and, as a further condition to any such Transfer, the other Interested Parties consent to such Transfer.  In addition, if the “group” formed pursuant to this letter agreement has, upon formation of the “group” or subsequently, beneficial ownership of ten percent or more of the Common Stock or other registered class of equity securities of the Company, each Interested Party agrees, for itself or on behalf of any of its Affiliated Current Shareholders, not to purchase or sell any equity security of the Company (within the meaning of Section 16(b) of the Exchange Act), without the prior consent of the other Interested Parties.

For purposes of this letter agreement, “Meeting Date” shall mean the date of the Meeting.  “Meeting” shall mean that certain next annual meeting of the stockholders of the Company to be held in 2016 (or such other date or dates in the event of any postponement thereof), and including the meeting reconvened after any adjournments or recesses thereof.  “Record Date” shall mean the date set by the Company as the record date with respect to the Meeting, or such other date or dates set as the record date with respect to the Meeting in the event of any postponement or adjournment of the Meeting.

2.                                      Voting of Current Shareholder Securities.  Each Interested Party shall, for itself and on behalf of its Affiliated Current Shareholders:

(a)                                 during the term of this letter agreement, retain, and not in any way compromise or encumber, the right to vote any Current Shareholder Securities beneficially owned by such Interest Party or Affiliated Current Shareholder, as applicable, as of the Record Date and Meeting Date;

(b)                                 take such actions as maybe required so that it may vote its Current Shareholder Securities at the Meeting; and

(c)                                  on the Meeting Date, (x) attend the Meeting in person or by proxy such that all Current Shareholder Securities held by such Interested Party and its Affiliated Current Shareholders are represented at such meeting, (y) at the Meeting, vote such Current Shareholder Securities in person or by proxy as set forth in Exhibit A hereto with respect to each of the actions described therein (the “Actions”), and in favor of any ancillary or procedural actions or matters related to giving effect to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions), and (z) at the Meeting, not vote any such Current

Shareholder Securities other than as set forth in Exhibit A hereto and any ancillary or procedural actions or matters related to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions).

3.                                      Expenses.  Each Interested Party is and will remain responsible for its expenses (including, without limitation, fees and disbursements of counsel) paid or incurred in connection with, relating to or arising out of such Interested Party’s (or its Affiliated Current Shareholder’s or any of their respective affiliate’s) investment in the Company, any activities related to such investment, and the determination to enter into this letter agreement and pursue the Actions or transactions contemplated hereby.  Each Interested Party shall be responsible for its Share (as defined below) of all reasonable out-of-pocket, third-party expenses (including, without limitation, fees and disbursements of counsel) incurred or to be incurred jointly by the Interested Parties in connection with, relating to or arising out of the matters described by this letter agreement or the Group Schedule 13D (as hereinafter defined) or the Actions or transactions contemplated hereby or thereby (in each case, to the extent not reimbursed by the Company), each Interested Party shall reimburse or advance such other Interested Party who pays any such expense, upon request; provided that the Interested Parties’ agree in advance with respect to any expenses to be incurred, and, provided further that the Interested Parties’ agree in advance on any third party (including any legal counsel) to provide any services to the group.  Notwithstanding the foregoing, each Interested Party’s aggregate expense obligations hereunder shall not exceed $50,000 unless all of the Interested Parties consent to any increase in such amount.  Notwithstanding anything to the contrary, each Interested Party shall be fully responsible for all such expenses arising out of such Interested Party’s (or its Affiliated Current Shareholder’s or any of their respective affiliate’s) gross negligence, fraud, bad faith or willful misconduct.  For the purposes of this letter agreement, an Interested Party’s Share shall be a fraction, expressed as a percentage, the numerator of which is one and the denominator of which is the number of Interested Parties.

4.                                      Cooperation; Group Matters.  Each Interested party shall (a) use reasonable efforts to assist each other and provide such information to each other and (b) to execute and deliver such additional documents, in each case, as may be reasonably required in order to effect the Actions and transactions contemplated by this letter agreement and the Group Schedule 13D.  In addition, to the extent requested by an Interested Party, each other Interested Party shall promptly, and in no event later than one day following such request, provide such information as is reasonably necessary with respect to the filing or any amendment of the Schedule 13D in respect of the parties’ collective beneficial ownership of securities of the Company (as a “group”) (the “Group Schedule 13D”) to the extent applicable, as well as any Forms 3, 4 or 5 to the extent applicable.  The Interested Parties discussed the transactions contemplated hereby before the date of this letter agreement, but no agreement was reached among the parties as a result of such discussions and meetings, and no “group” was formed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until March 8, 2016.  The purpose of this letter agreement and the “group” formed hereby is for the Interested Parties to affirmatively vote for the group’s slate of director candidates instead of the incumbent (or other) directors nominated by the Company.  Each Interested Party represents and warrants that prior to the date of this letter agreement, such Interested Party and its Affiliated Current Shareholders have held their Company securities without any agreement with any third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Company, and on and after the date hereof and until the termination hereof, such Interested Party and its Current Affiliated Shareholders will not enter into any agreement (other than this letter agreement) with any third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Company.  Until December 31, 2016, each of the Interested Parties agrees to cooperate, to the extent reasonable, including without limitation in a joint defense, with respect to any claim or action of any kind, at law or equity, or any appeal of any decision thereof, threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate the consummation of any of the Actions or any matter contemplated by this letter agreement or the Group Schedule 13D, or in a joint prosecution or other declaratory action which attempts to effectuate any matter contemplated by this letter agreement or the Group Schedule 13D, including by conveying to each other Interested Party information in such Interested Party’s possession which it believes may be required to be reflected in the Group Schedule 13D, with respect to any litigation pending on the date of, or commenced after, termination of this letter agreement, or which may be relevant to or discoverable in any such litigation.

5.                                      Liability.  Except as set forth in Sections 3 and 12, or resulting from any breach of any party’s representations, warranties or covenants hereunder, no Interested Party nor any of its Affiliated Current Shareholders or any of their respective affiliates, partners, employees, counsel, agents or representatives shall be liable to any other Interested Party or Affiliated Current Shareholder or any of their respective affiliates, in each case for any loss, liability, damage or expense arising out of or in connection with this letter agreement or the Group Schedule 13D or the Actions or transactions contemplated hereby or thereby, except to the extent such loss, liability, damage or expense is caused by such party’s gross negligence, fraud, bad faith or willful misconduct.

6.                                      Power; Binding Agreement; Non-Contravention; Misstatements; Omissions.  Each party to this letter agreement represents, as to itself only, that: (a) it has the full right, power and authority to enter into this letter agreement and perform all of its obligations hereunder; (b) neither the execution, delivery nor performance of this letter agreement by such party will violate the charter, by-laws or other organizational or constitutive documents of such party, or any other agreement, contract or arrangement to which such party is a party or is bound, including any voting agreement, stockholders agreement or voting trust; (c) this letter agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable in accordance with its terms; and (d) neither the execution or delivery of this letter agreement by such party will (i) require any material consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (ii) constitute a violation of, conflict with or constitute a default under (A) any material law, rule or regulation applicable to such party, or (B) any material order, judgment or decree to which such party is bound.

7.                                      Notices.  All notices, correspondence and information related to this letter agreement should be sent by the Interested Party sending such notice to the addresses set forth under the other Interested Parties’ names on the signature pages hereto.

8.                                      Amendments; Successors and Assigns.  No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each Interested Party, to the extent any of them are to be bound thereby.  This letter agreement shall inure to the benefit of and be binding on each Interested Party and their respective successors (except that no party may assign this letter agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld).

9.                                      Termination.  This letter agreement will terminate upon the earlier to occur of (x) the date which is five business days after the last day on which the Meeting is held, unless such date is extended by agreement of all of the Interested Parties, and (y) the date of the consummation of each of the Actions; provided that no matter shall be considered consummated hereunder while any claim or action of any kind, at law or equity, or any appeal of any decision thereof, is threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate any of the Actions or matters contemplated thereby.  Any termination of this letter agreement pursuant to this Section 9 shall occur without any liability or continuing obligation of any party to any other party; provided, that the expense obligations set forth in Section 3, and the obligations to cooperate and provide information set forth in Section 4 shall survive any such termination.  Notwithstanding anything to the contrary, including any continuing obligations to cooperate hereunder, upon termination of this letter agreement, none of the Interested Party intends to be, and shall no longer be, a “group” for any purpose, including for purposes of the federal securities laws.

10.                               Solicitation Matters.  Each Interested Party hereby represents and warrants to each of the other Interested Parties that (a) such Interested Party and its Affiliated Current Shareholders and other affiliates have not solicited (within the meaning of the proxy solicitation rules under the Exchange Act (the “Rules”)) any persons to vote, withhold a vote, grant a proxy with regard to, revoke a proxy with regard to, or otherwise take or refrain from taking any action with respect to the election of directors of the Company or any other matter to be voted on at the Meeting, and (b) to its knowledge, such Interested Party and its Affiliated Current Shareholders and other affiliates has not violated any applicable federal securities laws in connection with the transactions contemplated hereby or by Exhibit A.  No Interested Party will engage in any solicitation with respect to the matters to be voted on at the Meeting without the consent of the other Interested Parties.  In the event that the Interested Parties determine to engage in a solicitation of votes or proxies or other actions with regard to the matters to be voted on at the Meeting which are subject to the Rules, the Interested Parties will comply with such Rules and either file such proxy statements as so required, or limit their solicitation to no more than ten persons and, therefore, fall within the exception to the Rules set forth in Rule 14a-2(b)(2) under the Exchange Act.  No third party will be permitted to become an Interested Party to this letter agreement, and no third party will be invited to join or accepted as a member of the “group” formed hereby, without the written consent of all the Interested Parties.

11.                               Public Statements and Announcements.  No party hereto shall issue, make, send or publish any letter to the Company or any shareholders, written press release or any other public statement or communication, including any statement on a website, blog, or by means of Twitter, Facebook or other social media, regarding the Actions or the transactions contemplated by this letter agreement or the Group Schedule 13D without the prior consent of the parties hereto.

12.                               Representation.  Each Interested Party represents and agrees that to the best of its knowledge the information about such Interested Party or any of its Affiliated Current Shareholders contained or which is required to be contained in the Group Schedule 13D or any amendment thereto is accurate, correct and complete in all material respects as of date of the applicable filing.  Damages for any breach of the foregoing representation shall include losses (excluding loss of value of the securities held or to be held) incurred by any other party to this letter agreement as a result of such misrepresentation.

13.                               Counterparts.  This letter agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement.

14.                               Choice of Law.  This letter agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

15.                               Severability.  If any term, provision, covenant or restriction contained in this letter agreement is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16.                               Duty to Update.  Each party to this letter agreement agrees, to the extent required by, and in accordance with, applicable federal securities laws, to update any information pertaining to such party in the Group Schedule 13D or any amendments thereto.

17.                               Independent Contractors.  Notwithstanding anything to the contrary herein, each of the Interested Parties are independent contractors and are not members, partners, employees, employers, officers, directors, attorneys, agents or representatives of the other Interested Parties or their respective Affiliated Current Shareholders. No Interested Party will have or represent itself to have any authority to act on behalf of any other Interested Party or any of its Affiliated Current Shareholders.

18.                               Company Communications.  Without limiting the foregoing, no Interested Party will initiate any communications with the Company regarding the Actions or the transactions contemplated by this letter agreement or the Group Schedule 13D without the prior consent of the other parties hereto.  In the event the Company communicates with an Interested Party, such Interested Party will promptly inform the other Interested Parties of the details of such communications.  No Interested Party may propose or negotiate any settlement or resolution of, or enter into any settlement or other agreement relating to, any of the Actions or the transactions contemplated by this letter agreement or the Group Schedule 13D, without the prior consent of the other parties hereto.

19.                               Participation Rights.  If any Interested Party or Affiliated Shareholder proposes to sell or Transfer all or any portion of its stock or other securities in the Company to any third party, including the Company, in a transaction or transactions at a price above then current market prices or market prices at the time of consummation of any such sale or Transfer (a “Proposed Transfer”), such Interested Party or Affiliated Shareholder shall not consummate any such Proposed Transfer or agree to consummate any such Proposed Transfer, unless such Interested Party or Affiliated Shareholder (a) obtains the other parties’ consents as required under Section 1(b), and (b) permits the other Interested Parties and their respective Affiliated Shareholders to participate in the Proposed Transfer on a pro rata basis, with each party participating in such Proposed Transfer in an amount equal to their pro rata amount of the total amount shares or other securities to be sold or Transferred (such pro rata share determined based on the percentage determined by dividing (x) the total number of shares or other securities held by such party, by (y) the total number of shares or other securities held by the Group.  Each party participating in any such sale or Transfer shall be responsible for their pro rata share of all fees, commissions and expenses relating to such sale or

Transfer.

20.                               Dispute Resolution.  Any dispute, claim or controversy arising out of or relating to this letter agreement will be resolved in accordance with the terms set forth on Exhibit B

*              *              *              *              *

IN WITNESS WHEREOF, each of the Interest Parties hereto have caused this letter agreement to be duly executed and delivered on the date and year first above written by having its respective Interested Party signature page completed and executed by a duly authorized person and delivered to the other Interested Parties hereto.

Sincerely,

SPEAR POINT CAPITAL MANAGEMENT LLC

By:	/s/ Trevor Colhoun
	Name:	Trevor Colhoun
	Title:	Managing Member

[Remainder of this page is intentionally blank; signature pages follow.]

Interested Party Signature Page

INTERESTED PARTY	Company Security	Number of Shares
Spear Point Capital Management LLC	Common Stock	1,740,384	*

AFFILIATED CURRENT SHAREHOLDERS	Company Security	Number of Shares
Spear Point Capital Partners LLC	Common Stock	1,740,384	*

Spear Point Capital Fund LP	Common Stock	572,582

Spear Point Condor LP	Common Stock	1,167,802

Address for Notices:

Spear Point Capital Management LLC

400 Poydras Street, Suite 2100

New Orleans, LA 70130

(504) 252-1369

IN WITNESS WHEREOF, the Interest Party identified on this signature page has caused this letter agreement to be duly executed and delivered on the date and year first above written:

INTERESTED PARTY

SPEAR POINT CAPITAL MANAGEMENT LLC

By:	/s/ Trevor Colhoun
	Name:	Trevor Colhoun
	Title:	Managing Member

*   This figure represents the total number of shares of the Company’s Common Stock, $0.01 par value per share, over which the Interested Party and its affiliates have investment discretion

Interested Party Signature Page

INTERESTED PARTY	Company Security	Number of Shares
FiveT Capital AG	Common Stock	1,700,000	*

AFFILIATED CURRENT SHAREHOLDERS	Company Security	Number of Shares
FiveMore Special Situations Fund Ltd	Common Stock	1,200,000

FiveT Investment Management Ltd	Common Stock	500,000

Address for Notices:

FiveT Capital AG

Allmendstrasse 140

8041 Zurich, Switzerland

+41 43 3222510

IN WITNESS WHEREOF, the Interest Party identified on this signature page has caused this letter agreement to be duly executed and delivered on the date and year first above written:

INTERESTED PARTY:

FIVET CAPITAL AG

By:	/s/ Johannes M. Roth
	Name:	Johannes M. Roth
	Title:	CEO

*   This figure represents the total number of shares of the Company’s Common Stock, $0.01 par value per share, over which the Interested Party and its affiliates have investment discretion

EXHIBIT A

Actions

The Meeting shall not be adjourned until a vote has occurred on each of the items below.

The following persons shall be nominated and elected at the Meeting as Class II directors of the Company:

One candidate proposed by FiveT Capital AG, subject to the consent of Spear Point Capital Management, LLC, which will not be unreasonably withheld; and

One candidate proposed by Spear Point Capital Management, LLC, subject to the consent of FiveT Capital AG, which will not be unreasonably withheld.

Any procedural or ancillary actions required to effectuate any of the foregoing actions at the Meeting shall be approved.

EXHIBIT B

Dispute Resolution

A.                                    Negotiation

1.                                      The parties shall attempt in good faith to resolve any dispute arising out of or relating to this letter agreement promptly by negotiation between duly authorized representatives who have authority to settle the controversy.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response.  The notice and response shall include with reasonable particularity (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the duly authorized representative who will represent that party and of any other person who will accompany the representative.  Within 30 days after delivery of the notice, the duly authorized representatives of both parties shall meet at a mutually acceptable time and place.

2.                                      Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of representatives described above (“First Meeting”).  Such closure shall not preclude continuing or later negotiations, if desired.

3.                                      All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

4.                                      At no time prior to the First Meeting shall either side initiate litigation related to this letter agreement except to pursue a provisional remedy that is authorized by law, by the applicable rules of Judicial Arbitration and Mediation Services, Inc.  (“JAMS”) or by agreement of the parties.  However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Paragraph 1 above.

5.                                      All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Paragraphs 1 and 2 above are pending and for 15 calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling.

B.                                    Mediation

If the matter is not resolved by negotiation pursuant to Section A, Paragraph 1 above, then the matter will proceed to mediation as set forth below.

1.                                      The parties agree that any and all disputes, claims or controversies arising out of or relating to this letter agreement shall be submitted to JAMS, or its successor, for non-binding mediation, and if the matter is not resolved through mediation, then either party may initiate a legal action in accordance with Paragraph 5 and Section C below.

2.                                      Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested.

3.                                      The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.

4.                                      All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

5.                                      Either party may initiate litigation with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire.

6.                                      At no time prior to the Earliest Initiation Date shall either side initiate litigation related to this letter agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Paragraph 3 above.

7.                                      All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

C.                                    Litigation

The parties irrevocably agree that any legal action, suit or proceedings against them, jointly or severally, with respect to the enforcement of any other matter under or arising out of or in connection with this letter agreement or for recognition or enforcement of any arbitration or other judgment rendered in any such action, suit or proceeding, shall be brought in either the New Orleans Federal District Court or, in the event that the New Orleans Federal District Court does not have jurisdiction due to lack of diversity, the amount in controversy or other reason, then the Louisiana state courts, and by execution and delivery of this Agreement, the parties hereby irrevocably accept and submit to the exclusive in personam jurisdiction of such court generally and unconditionally with respect to any such action, suit or proceeding for themselves jointly and severally and in respect of their property.